TAP TRUST
                                    (A TRUST)

                              FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT






The Owners
TAP Trust :

We have audited the accompanying statements of income, changes in owners' equity, and cash flows of the TAP Trust for the year ended December 31, 1999. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the TAP Trust was liquidated in 1999, as the aircraft and aircraft equipment in the TAP Trust has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the TAP Trust results of operations and cash flows for the year ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.




/s/ KPMG LLP

SAN FRANCISCO, CALIFORNIA
June 9, 2000

                                    TAP TRUST
                                    (A TRUST)
                               STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                            (IN THOUSANDS OF DOLLARS)


REVENUES

Interest and other income                                   $            2
Gain on sale of aircraft and aircraft equipment                      9,525
                                                            -----------------
  Total revenues                                                     9,527
                                                            -----------------

EXPENSES

Depreciation and amortization expense                                  411
Repairs and maintenance                                                 12
Insurance expense                                                       13
Administrative expenses to affiliates                                   15
Administrative expenses                                                 37
                                                            -----------------
  Total expenses                                                       488
                                                            -----------------

      Net income                                            $        9,039
                                                            =================































      See accompanying auditors' report and notes to financial statements.

                                    TAP TRUST
                                    (A TRUST)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                            (IN THOUSANDS OF DOLLARS)






 Owners' equity at December 31, 1998 (unaudited)           $       12,143

 Net income                                                         9,039

 Distributions paid                                               (21,182 )
                                                           -----------------

   Owners' equity at December 31, 1999                     $           --
                                                           =================





































      See accompanying auditors' report and notes to financial statements.

                                    TAP TRUST
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                            (IN THOUSANDS OF DOLLARS)



OPERATING ACTIVITIES

Net income                                                    $        9,039
Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
  Depreciation and amortization                                          411
  Gain on sale of aircraft and aircraft equipment                     (9,525)
  Changes in operating assets and liabilities:
    Prepaid expenses                                                       5
    Accounts payable and accrued expenses                                (14)
    Due to affiliates                                                    (20)
                                                              -----------------
      Net cash used in operating activities                             (104)
                                                              -----------------

INVESTING ACTIVITIES

Proceeds from sale of aircraft and aircraft equipment                 21,286
                                                              -----------------
      Net cash provided by investing activities                       21,286
                                                              -----------------

FINANCING ACTIVITIES

Distributions paid                                                   (21,182)
                                                              -----------------
      Net cash used in financing activities                          (21,182)
                                                              -----------------

Net change in cash and cash equivalents                                   --
Cash and cash equivalents at beginning of year                            --
                                                              -----------------
Cash and cash equivalents at end of year                      $           --
                                                              =================






















      See accompanying auditors' report and notes to financial statements.

                                    TAP TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In August 1995, PLM Equipment Growth Fund III (EGF III), PLM Equipment Growth Fund V (EGF V), PLM Equipment Growth & Income Fund VII (EGF VII), California limited partnership's, and Professional Lease Management Income Fund I (Fund I), a Delaware Limited Liability Company, (the Owners) entered into a Trust Agreement (the Trust) with PLM Transportation Equipment Corp.(TEC), a wholly-owned subsidiary of PLM International, Inc., by the terms of which TEC is owner trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing three Boeing 737-200 commercial aircraft and aircraft equipment spare parts (aircraft equipment). The Trust had no employees nor operations other than the operation of the aircraft equipment. The Trust estate was owned 16.67% by EGF III and EGF V and 33.33% by EGF VII and Fund I.

PLM Financial Services Inc., (FSI) is the General Partner of EGF III, EGF V, EGF VII, and the Manager of Fund I. FSI is a wholly-owned subsidiary of PLM International, Inc.

The aircraft and aircraft equipment were purchased in August 1995 for $30.0 million. EGF III, EGF V, and EGF VII paid acquisition and lease negotiation fees of $1.1 million to FSI. No fees were paid by Fund I. The aircraft equipment was purchased with an existing lease to Transportes Aeros Portugueses with a term expiring in January 1999. In March 1999, the aircraft and aircraft equipment was sold for proceeds of $21.3 million resulting in a gain of $9.5 million. The Trust was liquidated in 1999, as the aircraft equipment has been sold.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of December 31, 1999 are unaudited.

     OPERATIONS

The aircraft and aircraft equipment in the Trust was managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI received a monthly management fee from the Trust for managing the aircraft equipment (Note 2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the Trust had no cash balance at December 31, 1999.

                                    TAP TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

     ACCOUNTING FOR LEASES

The aircraft and aircraft equipment under the Trust was leased under an operating lease. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments were recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs were amortized equally over 48 months.

     DEPRECIATION

Depreciation of aircraft equipment was computed on the double declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 8 years. Acquisition fees of $0.9 million, that were paid to FSI, were capitalized as part of the cost of the equipment and amortized over the life of the aircraft.

     AIRCRAFT AND AIRCRAFT EQUIPMENT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the aircraft and aircraft equipment under the Trust at least quarterly, and whenever circumstances indicated that the carrying value of the aircraft may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value were less than the carrying value of the aircraft, a loss on revaluation would have been recorded. No reductions to the carrying value of the aircraft were required during 1999.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the aircraft and aircraft equipment are usually the obligation of the lessee.

     NET INCOME AND CASH DISTRIBUTIONS TO OWNERS

The net income and cash distributions of the Trust were allocated to the Owners. The net income was generally allocated to the Owners based on their percentage of ownership in the Trust. Certain depreciable and amortizable amounts are allocated specifically to EGF III, EGF V, EGF VII, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions were allocated 16.67% to EGF III and EGF V, and 33.33% to EGF VII and Fund I.

     COMPREHENSIVE INCOME

The Trust's net income is equal to comprehensive income for the year ended December 31, 1999.

2. GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI received a monthly management fee equal to the lessor of (i) the fees that would be charged by an independent third party for similar services for similar

                                    TAP TRUST
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

2. GENERAL PARTNER AND TRANSACTIONS WITH AFFILIATES (continued)

equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust did not incur any management fee expense to affiliate during 1999.

The  Trust   reimbursed  FSI  $15,000  during  1999  for  data   processing  and
administrative expenses directly attributable to the Trust.

3. EQUIPMENT

Revenues were earned by placing the aircraft and aircraft equipment on an operating lease.

An existing lease was assumed upon the acquisition with Transportes Aeros Portugueses and a one year extension was signed through January 1999, upon which the aircraft went off-lease. In March 1999, the aircraft and aircraft equipment were sold for proceeds of $21.3 million resulting in a gain of $9.5 million. The Trust was liquidated in 1999, as the aircraft and aircraft equipment had been sold.

The aircraft and aircraft equipment lease was being accounted for as an operating lease.

4. GEOGRAPHIC INFORMATION

The aircraft and aircraft equipment was located and operated in Europe.

5. INCOME TAXES

The Trust was not subject to income taxes, as any income or loss is included in the tax return of the individual partners that own the Owners. Accordingly, no provision for income taxes was made in the financial statements of the Trust.

6. CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consisted principally of lease receivables, however, no lease revenues were earned during 1999. Casino Express Airlines purchased the three commercial aircraft, the aircraft eingines and aircraft equipment from the Trust and the gain from the sale accounted for virtually all of the consolidated revenues during 1999.